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                     United Artists Theatre Circuit, Inc.           Exhibit 12.1
                      Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
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


                                                                                                                       Predecessor
                                                                     Successor Corporation                             Corporation
                                           ------------------------------------------------------------------------  ---------------
                                            Three Months Ended            Years Ended               Period from        Period from
                                                March 31,                 December 31,            May 13, 1992     January 1, 1992
                                           --------------------  ------------------------------         to                to
                                             1997       1996      1996    1995    1994    1993   December 31, 1992    May 12, 1992
                                           ---------  ---------  ------  ------  ------  ------  ------------------  ---------------

EARNINGS:
Pretax income (loss) from
  continuing operations..................     $(1.9)     (12.4)  (45.5)  (67.5)  (26.6)  (30.2)              (26.9)              0.0

Minority interest in earnings of
  consolidated subsidiaries that
   havefixed charges.....................       0.4        0.2     0.8     1.3     1.2     1.4                 0.7               0.5

Fixed charges (from below)...............      17.0       15.6    67.0    65.4    56.3    55.1                35.7              17.0

                                              -----      -----   -----   -----   -----   -----               -----              ----

Total Earnings (Loss)....................     $15.5        3.4    22.3    (0.8)   30.9    26.3                 9.5              17.5

                                              =====      =====   =====   =====   =====   =====               =====              ====


FIXED CHARGES:
Interest expense and amortization of
 debt expense............................     $ 9.7        8.7    38.3    41.0    33.0    31.6                20.6               9.0

Rent expense representing interest.......       7.3        6.9    28.7    24.4    23.3    23.5                15.1               8.0

                                              -----      -----   -----   -----   -----   -----               -----              ----

Total Fixed Charges......................      17.0       15.6    17.0    65.4    56.3    55.1                35.7              17.0

                                              =====      =====   =====   =====   =====   =====               =====              ====


Ratio of Earnings to Fixed Charges.......         -          -       -       -       -       -                   -               1.0

                                              =====      =====   =====   =====   =====   =====               =====              ====


Deficiency...............................     $(1.5)      12.2    44.7    66.2    25.4    28.8                26.2                 -

                                              =====      =====   =====   =====   =====   =====               =====              ====


CONSIDERATION OF MANAGEMENT FEES ON
  RATIO OF EARNINGS TO FIXED CHARGES:
Management Fees..........................       n/a        n/a     n/a     n/a     n/a     n/a                 n/a               3.0

Total Earnings...........................       n/a        n/a     n/a     n/a     n/a     n/a                 n/a              20.5

Total Fixed Charges......................       n/a        n/a     n/a     n/a     n/a     n/a                 n/a              20.0


Ratio of Earnings to Fixed Charges.......       n/a        n/a     n/a     n/a     n/a     n/a                 n/a               1.0


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